Exhibit 99.3

[GREENPOINT MORTGAGE FUNDING, INC. LETTERHEAD]

March 30, 2004

TO ALL PARTIES LISTED ON SCHEDULE A

ATTACHED HERETO:

RE:	GreenPoint Home Equity Loan Trust (Series 2003-1);
Annual Statement as to Compliance by the Issuer

Ladies and Gentlemen:

Pursuant to Section 3.9 of the Indenture with respect to the above-referenced offering and in compliance with the requirements of TIA Section 314(a)(4), the undersigned officer of GreenPoint Mortgage Funding, Inc. (as “Manager”) hereby certifies as to the following:

1.	a review of the activities of the Issuer and its performance under the Indenture during the preceding fiscal year since the inception of the trust has been made under the direct supervision of the undersigned officer; and

2.	to the best knowledge of the undersigned officer, based on such review, the Issuer has fulfilled all of its material obligations under the Indenture throughout the applicable period, and there has been no known default in the fulfillment of the Issuer’s material obligations throughout such period.

Very truly yours
GREENPOINT HOME EQUITY LOAN TRUST (Series 2003-1);

By: GREENPOINT MORTGAGE FUNDING, INC.,
as Manager

/s/ Nathan Hieter
Nathan Hieter
Vice President

SCHEDULE A

The Bank of New York

101 Barclay Street, 8 West

New York, NY 10286

Moody’s Investors Service, Inc.

99 Church Street, 4th Floor

New York, NY 10004

Standard & Poor’s

55 Water Street

New York, NY 10041

Attn: Asset-Backed Surveillance Department

Lehman Brothers Inc.

745 Seventh Avenue, 7th Floor

New York, NY 10019